Exhibit 10.5

Mining Lease and Option to Purchase Agreement

This Mining Lease and Option to Purchase Agreement ("Agreement") is made and entered into by and between Miles Painter ("Owner"), and Scoonover Exploration LLC, a Nevada limited liability company ("Scoonover").

Recitals

A. Owner owns and controls the unpatented mining claims situated in Pershing County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement (collectively the "Property").

B. Owner desires to lease the Property to Scoonover and to grant to Scoonover the option to acquire ownership of the Property.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 "Closing Date" means the date on which Scoonover's purchase of the Property is closed in accordance with Section 5.

1.2 "Effective Date" means February 1, 2006.

1.3 "Governmental Regulations" means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.4 "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.5 "Minerals" means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

1.6 "Minimum Payments" means the minimum payments payable by Scoonover in accordance with Section 4.1.

1.7 "Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with Exhibit 1 attached to and part of Exhibit B attached to and part of the conveyance to be executed and delivered in accordance with Section 5.5.

1.8 "Option" means the option granted by Owner to Scoonover to acquire ownership of the Property.

1.9 "Owner" means Miles Painter and his heirs, successors and assigns.

1.10 "Property" means the unpatented mining claims described in Exhibit A.

1.11 "Purchase Price" means the purchase price for the Property described in Section 5.

1.12 "Royalty" means the production royalty payable by Scoonover to Owner in accordance with Section 4.2.

1.13 "Scoonover" means Scoonover Exploration LLC, a Nevada limited liability company, and its successors and assigns.

2. Lease and Grant of Rights. Owner leases the Property to Scoonover and grants Scoonover the rights and privileges described in this Section.

2.1 Lease. Owner leases the Property exclusively to Scoonover for the purposes of exploration for and the development, mining and processing of Minerals. Owner grants to Scoonover the right of ingress and egress for equipment, machinery, personnel and supplies. Owner grants to Scoonover the right of placing and using excavations, open pit mines, injection and production wells, openings, shafts and of constructing, erecting, maintaining, using and removing any and all buildings, electrical power lines, facilities, heap leach pads, pipelines, plants, pumps, roadways, stockpiles, tailings dumps and ponds, waste dumps and all other fixtures and improvements for the beneficiation, concentration, extraction, leaching, refining, smelting and transportation of Minerals and products of Minerals. Scoonover is also granted the right, to the extent Owner may grant the same, to cave, consume, destroy, subside and remove lateral and subjacent support for all or any part of the Property. Notwithstanding the foregoing grant of rights, Scoonover must exercise the Option before it commences mining of Minerals.

2.2 Water Rights. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, Scoonover shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Scoonover in its operations on the Property.

3. Term. The initial term of this Agreement shall commence on the Effective Date and shall expire ten (10) years after the Effective Date, unless this Agreement is sooner terminated, canceled or extended. The initial term of this Agreement may be extended for an additional term of ten (10) years. At the end of the secondary term, the term of this Agreement shall be renewed automatically for additional extension terms of one (1) year each on the condition that Scoonover continues exploration, development or mining activities on the Property at the expiration of the secondary term and each subsequent extension.

4. Payments. Scoonover shall make the following payments to Owner:

4.1 Minimum Payments. On the dates described below, Scoonover shall pay to Owner the sums ("Minimum Payments") described below:

Date	Payment Amount
Date of execution	$ 5,000.00
First anniversary of the Effective Date	7,500.00
Second anniversary of the Effective Date	10,000.00
Third anniversary of the Effective Date	12,500.00
Fourth anniversary of the Effective Date	15,000.00
Fifth anniversary of the Effective Date and on each subsequent anniversary of the Effective Date	20,000.00

The Minimum Payments shall constitute advance payments of the Royalty and shall be credited cumulatively in Scoonover's favor against its Royalty payment obligations.

4.2 Production Royalty. Scoonover shall pay to Owner a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property. The Royalty percentage rate for the Property shall be three percent (3%) of the Net Smelter Returns.

Scoonover shall have the option to purchase two-thirds (2/3) of the Royalty applicable to the Property representing two percent (2%) of the Net Smelter Returns. The purchase price for the Royalty Option shall be Eight Hundred Seventy-Five Thousand Dollars ($875,000) for each one percent (1%) of the Net Smelter Returns for a total of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000). On Scoonover's exercise of the Royalty Option, Owner shall execute and deliver to Scoonover a conveyance of the portion of the Royalty purchased by Scoonover. Following closing of Scoonover's exercise of the Royalty Option, the Royalty percentage rate shall be reduced from three percent (3%) to one percent (1%) of the Net Smelter Returns. Closing of the Royalty Option shall be completed within thirty (30) days following Scoonover's delivery of notice of its exercise of the Royalty Option.

4.3 Method of Payment. Except as otherwise provided in this Agreement, all payments by Scoonover to Owner shall be paid by check delivered to Owner at its address for notice purposes or by wire transfer to an account designated by Owner. Scoonover shall be obligated to deliver a single check or payment and shall have no liability or responsibility for allocation of the Minimum Payments following delivery to Owner.

4.4 Currency. All sums referred to in this Agreement are in United States currency.

5. Option. Owner grants to Scoonover the exclusive right to acquire ownership of the Property, subject to the Royalty reserved by Owner and subject to Scoonover's obligations under the conveyance executed and delivered by Owner on the closing of the Option. The purchase price for the Property (the "Purchase Price") shall be Two Hundred Fifty Thousand Dollars ($250,000). Scoonover may exercise the Option at any time, but it must do so before it commences mining of Minerals.

5.1 Notice of Election. If Scoonover elects to exercise the Option, Scoonover shall deliver written notice to Owner. On Owner's receipt of Scoonover's notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property within thirty (30) days after Owner's delivery of the notice.

5.2 Real Property Transfer Taxes. Scoonover shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.

5.3 Proration of Taxes. Payment of any and all state and local real property and personal property taxes levied on the Property, if any, and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month.

5.4 Payment on Closing. On closing of the Option, Scoonover shall pay the balance of the Purchase Price, if any, to Owner, in cash or by wire transfer to an account designated by Owner.

5.5 Conveyance on Closing. If Scoonover exercises and closes the Option, Owner shall execute and deliver to Scoonover a conveyance of the Property in the form of Exhibit B attached to and by this reference incorporated in this Agreement. On the closing of the Option, the parties shall complete the conveyance by (a) inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option; (b) inserting the Royalty percentage rate which shall be taken from Section 4.2 of this Agreement, unless on exercise of the Option Scoonover exercises and closes the Royalty Option, in which case the Royalty percentage rate as reduced shall be inserted in the conveyance; and (c) inserting the schedule of Minimum Payments applicable after the closing of the Option. The execution, delivery and recording of the conveyance shall not constitute a merger of Scoonover's obligations under this Agreement which shall survive the closing of the Option, specifically, the obligations expressly stated in the conveyance and Scoonover's obligations which accrue, but are not fully performed, before the closing of the Option, including the obligations under Sections 4.1, 6, 7.3, 11, 12.3 and of this Agreement. Owner and Scoonover shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

5.6 Effect of Closing. On closing of the Option, Scoonover shall own the Property, subject to the Royalty reserved by Owner and Scoonover's obligations stated in the conveyance of the Property and this Agreement shall terminate.

6. Compliance With The Law. Scoonover shall, at Scoonover's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by Scoonover, including but not limited to all exploration and development work performed by Scoonover during the term of this Agreement. Scoonover shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property. Owner agrees to cooperate with Scoonover in Scoonover's application for governmental licenses, permits and approvals, the costs of which shall be borne by Scoonover.

7. Scoonover's Work Practices and Reporting.

7.1 Work Practices. Scoonover shall work the Property in a miner-like fashion.

7.2 Inspection of Data. During the term of this Agreement, Owner shall have the right to examine and make copies of all data, including interpretative data, regarding the Property in Scoonover's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of Scoonover.

7.3 Reports. On or before the end of the second month following each Lease Year during which this Agreement is effective, Scoonover shall deliver to Owner a report of all of Scoonover's activities conducted on the Property for the previous calendar year.

8. Scoonover's Operating Rights.

8.1 Cross Mining. Scoonover is granted the right to mine and remove Minerals and other materials from the Property through or by means of shafts, openings or pits which may be in or upon adjoining or nearby lands owned or controlled by Scoonover. Scoonover may use the Property and any shafts, openings and pits on the Property for the mining, removal, treatment and transportation of ores and materials from adjoining or nearby lands, or for any purpose connected with such activities. Scoonover shall have the right to treat or process on the Property any Minerals and ores or materials mined from other properties. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other properties. Scoonover shall have no obligation to remove such waste from the Property, nor to return to the Property any waste deposited on the Property or on other properties. Scoonover shall have no obligation to remove such waste from the Property, nor to return to the Property any waste deposited elsewhere.

8.2 Unitization. Scoonover's operations on the Property and its operations on other lands may be conducted upon the Property and upon any and all such other lands as a single mining operation, to the same extent as if all such properties constituted a single tract of land.

8.3 Boundary Areas. Owner waives all rights, statutory and otherwise, to require Scoonover to maintain adjacent support for the Property and any contiguous property owned, leased, or controlled by Scoonover or any other party. Owner waives its right to prohibit Scoonover from mining within any minimum distance of any boundary line of the Property and contiguous lands and grants to Scoonover the authority to act as Owner's agent and representative to enter agreements with the owners of contiguous properties so as to allow mining of all Minerals located on, near or under the boundary of the Property. Owner waives all extralateral rights appurtenant to each unpatented mining claim which constitutes part of the Property, and agrees that Scoonover's obligations to account for and to pay the Royalty shall apply and extend only to Minerals and products of Minerals produced from within the vertical planes of the exterior boundaries of the Property extended downward to the center of the earth.

8.4 Commingling. Scoonover shall have the right to commingle minerals from the Royalty Property with minerals mined from other properties. Not less than sixty (60) days before commencement of commingling, Scoonover shall notify Owner and shall deliver to Owner a copy of Scoonover's proposed commingling plan. Before Scoonover commingles any minerals produced from the Royalty Property with minerals from other properties, the minerals produced from the Royalty Property and other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial minerals and other appropriate content. Scoonover shall keep accurate accounts and records which show the measurements, assays of metal, commercial minerals, gross metal content of the minerals and other appropriate content and penalty substances.

8.5 Stockpiling. Scoonover shall have the right to stockpile on the Property or on other properties any Minerals or products of Minerals produced from the Property at such place or places as Scoonover may elect, without the obligation to remove them from where stockpiled or to return them to the Property. The stockpiling of Minerals from the Property on other lands shall not be deemed a removal or shipment requiring payment in respect of Owner's interest. Scoonover shall have the right to stockpile on the Property any ore, materials or waste mined or produced by Scoonover from other lands without obligation to remove the same at any time. Owner agrees to recognize the rights and interests of others in such other ores, materials and waste stockpiled on the Property and to permit their removal by Scoonover or the owner of such other ores, materials and wastes.

9. Scope of Agreement. This Agreement shall extend to and include only the unpatented mining claims described in Exhibit A attached to this Agreement and no other mining claims or property interests.

10. Liens and Notices of Non-Responsibility. Scoonover agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Scoonover, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for Scoonover which may or might become a lien, charge or encumbrance; except that Scoonover need not discharge or release any such lien, charge or encumbrance so long as Scoonover disputes or contests the lien, charge or encumbrance or posts a bond sufficient to discharge the lien. Nothing in this Section shall limit or prohibit Scoonover's right to grant a security interest in its rights under this Agreement of the purpose of securing financing for Scoonover or its affiliates.

11. Taxes.

11.1 Real Property Taxes. Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement. Scoonover shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates

shall be prorated between Owner and Scoonover, except that neither Owner nor Scoonover shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party. The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

11.2 Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

11.3 Income Taxes. Neither party shall be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to or assessed to the other party, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the closing of the Option.

11.4 Delivery of Tax Notices. If a party receives tax bills or claims which are the other party's responsibility, such party shall promptly forward them to the other party for payment.

12. Insurance and Indemnity.

12.1 Scoonover's Liability Insurance. At its sole cost, Scoonover shall keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of any person.

12.2 Waiver of Subrogation. Scoonover and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or Scoonover and in force at the time of such loss or damage.

12.3 Waiver and Indemnification. Owner shall not be liable to Scoonover and Scoonover waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to Scoonover's business conducted on the Property. Scoonover shall defend, indemnify and hold harmless Owner and Owner's agents, directors, employees, and members from and against any and all claims, costs, damages, expenses, judgments or liabilities arising from or relating to Scoonover's activities on the Property. Owner shall defend, indemnify and hold harmless Scoonover and Scoonover's agents, directors, employees, and members from and against any and all claims, costs, damages, expenses, judgments or liabilities arising from or relating to Owner's activities on the Property.

13. Environmental.

13.1 Definitions. Hazardous Materials means any material, waste, chemical, mixture or byproduct which: (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency. Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

13.2 Hazardous Materials Activities. Scoonover shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with Scoonover's use of the Property (collectively "Hazardous Materials Activities") to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement. Hazardous Materials Activities include, without limitation, all such activities on or about the Property by Scoonover's employees, partners, agents, invitees, contractors and their subcontractors. Scoonover shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property, except as allowed under Applicable Environmental Laws. Scoonover shall cause all Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws. Scoonover shall promptly notify Owner of any actual or claimed violation of Applicable Environmental Laws in connection with Hazardous Materials Activities, and Scoonover shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with Hazardous Materials Activities. If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for Scoonover to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, Scoonover shall be solely responsible, at Scoonover's expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit.

13.3 Environmental Indemnity. Scoonover shall promptly reimburse, defend, indemnify and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney's fees, consultant's fees and other expert's fees and costs), and damages, which arise from or relate to: (a) Hazardous Materials Activities; (b) any non-compliance with Applicable Environmental Laws in connection with Scoonover's use of the Property; or (c) a breach of any obligation of Scoonover under this Section.

13.4 Survival. The provisions of this Section shall survive expiration or termination of this Agreement.

14. Property Maintenance.

14.1 Property Maintenance; Work Commitment.

14.1.1 Annual Assessment Work. To the extent required by law, beginning with the annual assessment work period of September 1, 2006, to September 1, 2007, and for each succeeding annual assessment work year commencing during the term of this Agreement. Scoonover shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances. Scoonover shall deliver to Owner proof of Scoonover's compliance with this Section. If Scoonover elects to terminate this Agreement more than two (2) months before the deadline for performance of annual assessment work for the succeeding annual assessment year, Scoonover shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year. The parties acknowledge that annual assessment work is not present or required to be performed on the Property under current Governmental Regulations.

14.1.2 Federal Mining Claim Maintenance Fees. If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2006, to September 1, 2007, Scoonover shall timely and properly pay the federal annual mining claim maintenance fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner's intention to hold the unpatented mining claims which constitute the Property. Scoonover shall deliver to Owner proof of Scoonover's compliance with this Section. If Scoonover elects to terminate this Agreement more than two (2) months before the deadline for payment of the federal annual mining claim maintenance fees for the succeeding annual assessment year, Scoonover shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the succeeding assessment year.

14.2 Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and Scoonover shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property, except as expressly provided in this Agreement.

If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14.3 Amendment and Relocation of Claims. Scoonover shall have the right to amend or relocate in the name of Owner any of the unpatented mining claims subject to this Agreement which Scoonover deems advisable to so amend or relocate. Scoonover shall have the right to abandon any unpatented mining claims subject to this Agreement and relocate the lands formerly appropriated by such abandoned mining claims as mill sites. Owner appoints Scoonover as Owner's lawful attorney-in-fact for the purpose of the location, amendment or relocation of any such claims. All amended or new locations shall be part of the mining claims subject to this Agreement and the parties will promptly after amendment or location of such claims execute and deliver an addendum to this Agreement and an amended memorandum of this Agreement to such effect.

15. Relationship of the Parties.

15.1 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

15.2 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

16. Inspection. Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and Scoonover's workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Scoonover's operations.

17. Title.

17.1 Representations and Warranties. Owner represents that: (a) the claims were properly located in accordance with applicable federal and state laws and regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings

of proof of performance have been made properly and the federal annual mining claim maintenance and rental fees have been paid properly; (c) the claims are in good standing; (d) subject to the paramount title of the United States, Owner has good right and full power to lease and to convey the interests described in this Agreement; (e) the claims are free and clear of all liens, claims and encumbrances created by, through or under Owner; and (f) to Owner's best knowledge, the claims are free and clear of all liens, claims and encumbrances created by, through or under third parties. Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property.

17.2 Scoonover's Title Remedies. If Owner owns an interest in the Property which is less than the entire interest, except such lesser interests as are described in this Agreement, Scoonover may seek any remedies available to it at law or in equity, including, but not limited to, acquisition of any interest not owned by Owner, the restitution of any and all payments made by Scoonover pursuant to this Agreement, recovery of costs incurred by Scoonover pursuant to this Agreement, termination or rescission of this Agreement and recovery of damages incurred by Scoonover. If Owner fails to promptly remedy any defects in title or to pay, when due, mortgages or other liens against the Property, Scoonover shall have the right, but shall not be obligated, to remedy such defects or to pay such amounts, and if it does so, Scoonover shall be subrogated to all the rights of the holder of such rights. Scoonover shall have the right to offset and credit against payments due to Owner all of Scoonover's costs incurred and payments made to remedy such defects or to pay such amounts, including any and all costs incurred by Scoonover to acquire from any third party any interest in the Property or any portion of the Property. If Scoonover acts to remedy such defects, such action shall not constitute an election of remedies on part of Scoonover.

17.3 Lesser Interest. If Owner owns an interest in the Property which is less than the entire and undivided estate in the Property and the Royalty payments shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Royalty payments shall be paid to Owner only in the proportion that Owner's interest bears to the entire and undivided estate in the portion of the Property from which Minerals are produced. Such reduction shall in no way be construed as a measure of damages that may be suffered by Scoonover or to in any way limit the rights of Scoonover to seek the other remedies available to it.

17.4 Escrow of Payments Pending Dispute. If at any time a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or Scoonover, or if Scoonover is advised by legal counsel for Scoonover that it appears that a third party may have such a claim, Scoonover may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner. In the event of a dispute as to ownership of the Property, the Minerals, or the Royalty, payment of the Minimum Payments or the Royalties may be deferred until twenty (20) days after Scoonover is furnished satisfactory evidence that such dispute has been finally settled and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

17.5 Survival of Scoonover's Rights. The provisions of this Section shall survive any termination of this Agreement and the execution, delivery and recording of Owner's conveyance of the Property on closing of the Option.

18. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

18.1 Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

18.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

18.3 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

18.4 Brokers. That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's broker's or finder's fee is due in connection with this Agreement.

18.5 Patriot Act. That it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

19. Termination by Owner. Any failure by Scoonover to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give Scoonover written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if Scoonover has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Scoonover of Owner's termination of this Agreement. In the case of Scoonover's failure to pay the Minimum Payments, Owner shall be entitled to give Scoonover written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to Scoonover of Owner's termination of this Agreement. On termination of this Agreement based on Scoonover's default, within ten (10) days after termination Scoonover shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

20. Termination by Scoonover. Scoonover may at any time terminate this Agreement by giving sixty (60) days' advance written notice to Owner. On Scoonover's termination of this

Agreement, within ten (10) days after termination Scoonover shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording. During the term of this Agreement, Scoonover may at any time surrender any unpatented mining claim which constitutes part of the Property. If during the term of this Agreement, Scoonover intends to surrender any unpatented mining claim, it shall give written notice to Owner. Owner shall have ten (10) business days following Owner's receipt of Scoonover's notice during which to notify Scoonover that Owner requests a reconveyance to Owner of the mining claim(s) proposed to be surrendered by Scoonover. If Owner does not request a reconveyance of the mining claim(s) within the foregoing described ten (10) day period, Owner shall be deemed to have irrevocably waived its right to request a reconveyance of the surrendered mining claim(s) and Scoonover shall be relieved of its obligation to maintains any such mining claim(s). If Owner requests that Scoonover reconvey the mining claim(s) within the foregoing described ten (10) day period, Scoonover shall promptly execute and deliver to Owner a quitclaim deed of Scoonover's right, title and interest in and to the mining claim(s) to be surrendered. At such time Owner shall assume and perform the obligations to maintain the mining claim(s) which accrue or arise after the date of Scoonover's delivery of its notice of intent to surrender such mining claim(s).

21. Surrender of Property. On expiration or termination of this Agreement, except on Scoonover's exercise of the Option, Scoonover shall surrender the Property promptly to Owner and at Scoonover's sole cost shall remove from the Property all of Scoonover's buildings, equipment and structures. Scoonover shall reclaim the Property in accordance with all applicable Governmental Regulations. On expiration or termination of this Agreement, Scoonover shall have the right to enter on the Property for the purpose of reclaiming the Property in accordance with applicable Governmental Regulations.

22. Data. Within thirty (30) days following termination of this Agreement, except on Scoonover's exercise of the Option, Scoonover shall deliver to Owner copies of all data regarding the Property in Scoonover's possession at the time of termination which before termination have not been furnished to Owner and, at Owner's request, Scoonover shall make available to Owner all drilling core, samples and sample splits taken from the Property which is in Scoonover's possession on termination of this Agreement. If Owner does not take delivery of the drilling core, samples and sample splits within thirty (30) days following termination of this Agreement, Scoonover may dispose of them in any manner determined in its discretion.

23. Confidentiality. The data and information, including the terms of this Agreement, coming into a party's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. Each party agrees to inform the other party of the content of the announcement or disclosure in sufficient time to permit the other party to jointly or simultaneously make a similar public announcement or disclosure. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third

parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

24. Assignment.

24.1 Scoonover's Assignment. Scoonover may assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer all or any part of its interest in this Agreement or the Property, without Owner's prior written consent.

24.2 Owner's Assignment. Subject to the provisions of this Section, Owner shall have the right to assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall affect Scoonover's obligations under this Agreement unless and until Owner delivers and Scoonover receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until Scoonover receives Owner's notice and the documents required to be delivered under this Section, Scoonover may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge Scoonover's obligations or diminish Scoonover's rights under this Agreement.

25. Force Majeure. The respective obligations of the parties, except Scoonover's obligations to pay the Minimum Payments, maintain insurance coverage and to perform or pay Property maintenance obligations, including the federal annual mining claim maintenance fees, shall be suspended during the time and to the extent that the parties are prevented from compliance, in whole or in part, by accident, act or restraint of any lawful authority, earthquake, equipment unavailability, fire, flood, labor shortage, stoppage or strike, application or imposition of Governmental Regulations which prohibit or unreasonably hinder or interfere with Scoonover's operations on the Property, including delay or refusal in the issuance of license or permit approvals and other causes of the same or other character beyond the reasonable control of the parties.

26. Disputes Not to Interrupt Operations. Disputes or differences between the parties shall not interrupt performance of this Agreement or the continuation of Scoonover's operations. In the event of any dispute or difference, operations may be continued, and settlements and payments may be made in the same manner as before such dispute or difference.

27. Memorandum Agreement. The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

28. Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except

that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:	Miles Painter PO Box 1787 Winnemucca, NV 89446
If to Scoonover :	Scoonover Exploration LLC PO Box 2021 Elko, NV 89803

29. **Binding Effect of Obligations.** This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

30. **Entire Agreement.** The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

31. **Governing Law and Forum Selection.** This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the District Court of the State of Nevada, in and for the County of Elko, Nevada.

32. **Multiple Counterparts.** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

33. **Severability.** If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

The parties have executed this Agreement effective as of February 1, 2006.

Owner

Miles L Painter

Miles Painter

Scoonover Exploration LLC

By [signature]
E.L. Hunsaker, III, Managing Member

STATE OF NEVADA,)
ss.
COUNTY OF HUMBOLDT.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on March 8, 2006, by Miles Painter.

Shirley Lighthouse
Notary Public

SHIRLEY LIGHTHOUSE
Notary Public, State of Nevada
Appointment No. 96-3244-9
My Appt. Expires Jul 8, 2008

STATE OF NEVADA,)
ss.
COUNTY OF ~~ELKO~~ Humboldt.)

This Mining Lease and Option to Purchase Agreement was acknowledged before me on March 8, 2006, by E.L. Hunsaker, III, as Managing Member of Scoonover Exploration LLC.

Shirley Lighthouse
Notary Public

SHIRLEY LIGHTHOUSE
Notary Public, State of Nevada
Appointment No. 96-3244-9
My Appt. Expires Jul 8, 2008

Mining Lease and Option to Purchase Agreement
Exhibit A

Description of Property

Claim Name	BLM NMC Nos.
Black Hole #1	123920
Black Hole #2	123921
Monroe #1	123922
Monroe #2	123923
Monroe #3	123924
M.M. 1	463692
M.M. 2	463693
M.M. 8	463699